Exhibit 7

                    Form of Assumption Reinsurance Agreement


                        ASSUMPTION REINSURANCE AGREEMENT

                                 by and between

                     ACACIA NATIONAL LIFE INSURANCE COMPANY,
                                     SELLER,

                                       and

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY,
                                   PURCHASER,

                            Dated as of April 1, 2002





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                                TABLE OF CONTENTS
                                                                       Page
ARTICLE I DEFINITIONS...................................................1


ARTICLE II BUSINESS ASSUMED.............................................1


ARTICLE III NOTICES; ASSUMPTION CERTIFICATES; NOVATIONS.................2


ARTICLE IV TERRITORY....................................................3


ARTICLE V CONTRACT ADMINISTRATION.......................................3


ARTICLE VI PREMIUMS; RECOVERIES.........................................4


ARTICLE VII TRANSFER OF ASSETS..........................................4


ARTICLE VIII OFFSETS....................................................4


ARTICLE IX ERRORS AND OMISSIONS.........................................5


ARTICLE X DUTY OF COOPERATION...........................................5


ARTICLE XI ARBITRATION..................................................5


ARTICLE XII MISCELLANEOUS PROVISIONS....................................6

         Section 1.01. Notices..........................................6

         Section 1.02. Amendment........................................7

         Section 1.03. Counterparts.....................................7

         Section 1.04. No Third Party Beneficiaries.....................7

         Section 1.05. Assignment.......................................7

         Section 1.06. Governing Law....................................7


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                                    EXHIBITS

EXHIBIT A                  Definitions

EXHIBIT B                  Form of Contractholder Notice

EXHIBIT C                  Form of Certificates of Assumption

EXHIBIT D                  Form of Rider

                                    SCHEDULES

SCHEDULE 1.01     Policies

SCHEDULE 1.02     Purchaser New Separate Account

SCHEDULE 1.03     Seller Separate Account


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                        ASSUMPTION REINSURANCE AGREEMENT

                  THIS ASSUMPTION REINSURANCE AGREEMENT (this "Agreement"), dated as of April 1, 2002, is made by and between Acacia National Life Insurance Company, a District of Columbia domiciled stock life insurance company ("Seller"), and Ameritas Variable Life Insurance Company, a Nebraska domiciled stock life insurance company ("Purchaser").

                  WHEREAS, Seller has agreed to cede and transfer to Purchaser the Policies (as defined below) and Purchaser has agreed to assume the rights, obligations and liabilities of Seller under the Policies; and

                  WHEREAS, Seller and Purchaser are, concurrently with the execution of this Agreement, entering into a Coinsurance Agreement (the "Coinsurance Agreement") whereby Seller will cede and Purchaser will reinsure, on an indemnity reinsurance basis, the obligations of Seller under the Policies pending the assumption of the Policies by Purchaser under this Agreement;

                  NOW THEREFORE, in consideration of the mutual covenants and promises contained herein and upon the terms and conditions set forth herein, the parties hereto agree as follows:

ARTICLE I

                                   DEFINITIONS

                  Unless otherwise defined herein, capitalized terms used herein shall have the meanings given them in Exhibit A hereto.

ARTICLE II

                                BUSINESS ASSUMED

                  Upon the terms and subject to the conditions and other provisions of this Agreement and any required governmental and regulatory consents and approvals, Seller hereby agrees to cede to Purchaser and Purchaser hereby agrees to accept and assume the Policies.


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                                  ARTICLE III

                   NOTICES; ASSUMPTION CERTIFICATES; NOVATIONS

                  Purchaser shall prepare for mailing to each Contractholder that is resident in a state where Seller and Purchaser have obtained all required regulatory approvals for the assumption of the Policies, a notice substantially in the form attached hereto as Exhibit B (such option letters are hereinafter referred to as the "Contractholder Notices"). The Contractholder Notices shall be mailed by Purchaser to each such Contractholder, at the sole expense of Purchaser, on the date when all required regulatory approvals have been obtained for the assumption of each such Policy by Purchaser or as soon as practicable thereafter. Each Contractholder Notice shall be dated the date upon which it is mailed.

                  Subject to regulatory requirements of the various states with respect to Contractholders resident in such states, Seller and Purchaser agree that a Contractholder will remain a Contractholder of Seller if a rejection of the assumption is delivered by such Contractholder to Seller or Purchaser prior to the expiration of the 30-day period which will commence on the date that the Contractholder Notice is sent to such Contractholder.

                  Purchaser shall also prepare and mail certificates of assumption in the form attached hereto as Exhibit C (the "Certificates of Assumption").

                  Policies assumed by Purchaser hereunder as provided for above shall be deemed to have been assumed by novation and shall be defined herein as "Novated Contracts." Except as set forth below in this Article III, the assumption and novation of a Policy shall be effective upon the date specified in the Certficate of Assumption sent in respect of such Policy, which date shall be (i) if the Certificate of Assumption is mailed on or prior to the 25th day of any month, the first day of the second month following the month in which such certificate is mailed, and (ii) if the Certificate of Assumption is mailed after the 25th day of any month, the first day of the third month following the month in which such certificate is mailed. With respect to a Policy held by a Contractholder resident in a state where the regulatory requirements provide for a novation procedure different from the novation procedure set forth in the preceding sentence, the effective date of assumption and novation shall be as set forth in the Certificate of Assumption sent to such Contractholder, such notice to be prepared in accordance with such regulatory requirements. Notwithstanding the foregoing, the effective date of assumption and novation of a Policy that has Seller Separate Account Liabilities related thereto shall be no earlier than the date upon which the assets supporting such Seller Separate Account Liabilities are transferred to the Purchaser New Separate Account.

                   Purchaser shall be the successor to Seller under the Novated Contracts as if the Novated Contracts were direct obligations originally issued by Purchaser. Purchaser shall be substituted in the place and stead of Seller, and each Contractholder under a Novated Contract shall be entitled to disregard Seller as a party thereto and treat Purchaser as if it had been

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originally obligated thereunder. Each such Contractholder shall have the right to file claims arising under the Novated Contracts on or after the Assumption Date of such novation directly with Purchaser and shall have a direct right of action for Policy Liabilities reinsured thereunder against Purchaser, and Purchaser hereby consents to be subject to direct action taken by any Contractholder under a Novated Contract. Purchaser accepts and assumes the Novated Contracts subject to any and all defenses, setoffs and counterclaims to which Seller would be entitled in relation to the Policy Liabilities, it being expressly understood and agreed by the parties hereto that no such defenses, setoffs or counterclaims are waived by the execution of this Agreement or the consummation of the transactions contemplated hereby and that Purchaser shall be fully subrogated to all such defenses, setoffs and counterclaims.

                  Seller and Purchaser agree that, where the regulatory requirements of a particular state provide for a novation procedure different from that set forth in this Article III, Policies owned by a Contractholder resident in such state will be novated in accordance with such procedure. In addition, notwithstanding the form of the Exhibits referred to above in this
Article III, the parties agree that such Exhibits will be modified for use in the various states to the extent required to comply with local regulatory requirements or as agreed by the parties.

                  As soon as practicable after the Closing Date, Purchaser shall, in lieu of providing a Contractholder Notice to owners of Policies issued thereafter, cause a rider substantially in the form attached hereto as Exhibit D to be provided to the Contractholder upon original issuance of each such Policy.

                                   ARTICLE IV

                                    TERRITORY

                  This Agreement shall apply to Policies covering lives and risks wherever resident or situated.

                                   ARTICLE V

                             CONTRACT ADMINISTRATION

                  Following the respective Assumption Dates of the Novated Contracts, Purchaser shall have sole responsibility for the administration and servicing of the Novated Contracts. Seller agrees that, after the respective Assumption Dates of the Novated Contracts, it will forward to Purchaser immediately upon receipt all notices and other written communications received by it relating to Novated Contracts (including, without limitation, all inquiries or complaints from state insurance regulators, agents, brokers and insureds and all notices of claims, suits and actions for which it receives service of process).

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ARTICLE VI

                              PREMIUMS; RECOVERIES

                  Seller shall remit to Purchaser or Purchaser shall retain, as applicable, 100% of all premiums, contract loan repayments and other amounts received by Seller or Purchaser with respect to the Novated Contracts on or after the respective Assumption Dates including, but not limited to, all administrative expense and deposit charges deducted from the remittance of premiums or other amounts billed separately, asset charges collected, market value adjustments collected and back-end loadings collected under the Novated Contracts.

                  Effective on the respective Assumption Dates, Purchaser shall have sole direct responsibility for billing and collecting premiums in respect of, and principal and interest payments on Policy loans under, the Novated Contracts.

                                  ARTICLE VII

                               TRANSFER OF ASSETS

                  Seller shall, on the Assumption Date of each Policy which has Separate Account Liabilities related thereto, transfer to the appropriate Purchaser New Separate Account the Policy Account of the Seller Separate Account which supports the Separate Account Liabilities arising under each Novated Contract.

                  In the event that assets are transferred to the Purchaser New Separate Account with respect to a Novated Contract which is subsequently determined not to have been novated, Purchaser shall transfer to the Seller Separate Account the assets in the Purchaser New Separate Account relating to the separate account liabilities arising under such Policy on the date of transfer.

                                  ARTICLE VIII

                                     OFFSETS

                  Any debts or credits between Seller and Purchaser arising under this Agreement, the Asset Purchase Agreement and the Coinsurance Agreement are deemed mutual debts or credits, as the case may be, and shall be netted or set off, as the case may be, and only the balance shall be allowed or paid hereunder.

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                                   ARTICLE IX

                              ERRORS AND OMISSIONS

                  Inadvertent delays, errors or omissions made by either Seller or Purchaser in connection with this Agreement or any transaction hereunder shall not relieve the other party from any liability which would have attached to such party had such delay, error or omission not occurred, provided that the party causing such delay error or omission rectifies the same as soon as possible after its discovery thereof.

                                   ARTICLE X

                               DUTY OF COOPERATION

                  Each party hereto shall cooperate fully with the other in all reasonable respects in order to accomplish the objectives of this Agreement. This duty to cooperate shall include, without limitation, (i) obtaining the governmental and regulatory consents and approvals and taking the other steps necessary for the assumption of the Policies, as described in Article III hereof, (ii) making any required agent or registered representative appointments, assignments of participation agreements and other agreements with mutual fund organizations and (iii) otherwise ensuring a smooth transition of the Business to Purchaser as the assumption reinsurance becomes effective.

                                   ARTICLE XI

                                   ARBITRATION

                  Any controversy or claim arising out of or relating to this Agreement or any breach of this Agreement, including any controversy or claim as to its arbitrability or rescission, shall be finally settled by arbitration administered by the American Arbitration Association ("AAA") in accordance with its Commercial Arbitration Rules and the Federal Arbitration Act. If the AAA is not then in existence, the arbitration shall be governed by the Commercial Arbitration Rules last in effect. Any party seeking arbitration must give the other 30 days written notice of that intent. The arbitrators shall be active or retired officers of insurance or reinsurance companies domiciled in the United States; the arbitrators shall not have a personal or financial interest in the result of the arbitration. A single arbitrator or, in the case of a dispute in which the amount in controversy exceeds $100,000, a panel of 3 arbitrators (one chosen by each party and the third selected by the 2 arbitrators so chosen) shall interpret this Agreement pursuant to Nebraska law and shall base any decision or award on applicable law and judicial precedent. Any arbitration shall be conducted in Lincoln, Nebraska, unless the parties mutually agree to another location. The arbitrator(s) shall not, under any circumstances, have any

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authority to award punitive or exemplary damages.

                  All expenses associated with obtaining and utilizing the services of the AAA and the arbitrator(s), and as otherwise provided in the Commercial Arbitration Rules, shall be shared equally by the parties hereto, and the arbitrator(s) shall request payment separately from each party for said expenses. Each party shall bear its own expenses of preparing for and participating in the arbitration, including attorney and witness fees and discovery costs.

                  The parties may engage in discovery, pursuant to the Federal Rules of Civil Procedure, to the extent such discovery is consistent with the purpose of the arbitration and is permitted by the arbitrator(s).

                  The decision or award of the arbitrator(s) shall be final, binding, and enforceable. The decision of the arbitrator(s) shall be in writing and shall set forth in reasonable detail the basis for the decision. Application may be made to any court of competent jurisdiction for judicial acceptance of the arbitration award and enforcement, as the law of the state having jurisdiction may require or allow.

                                  ARTICLE XII

                            MISCELLANEOUS PROVISIONS

12.01 Notices. All notices or communications required or permitted under this Agreement will be in writing and be deemed given: (i) five (5) Business Days after having been sent by registered or certified mail, return receipt requested, postage prepaid; (ii) one (1) Business Day after deposit with a commercial overnight carrier, with written verification of receipt; or (iii) when sent via facsimile with confirmation. Notice sent by any other method shall be effective only upon actual receipt. All communications will be sent to the parties at the addresses set forth below:

(i)      If to Seller to:

                           Acacia National Life Insurance Company
                           7315 Wisconsin Avenue
                           Bethesda, Maryland  20814
                           Attn: President
                           and a copy to:    General Counsel

(ii)     If to Purchaser to:

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                           Ameritas Variable Life Insurance Company
                           5900 "O" Street
                           AVLIC, Nebraska  68510
                           Attn:  President
                           and a copy to:    General Counsel

                           With a copy to:

                           AmerUs Life Insurance Company
                           611 5th Avenue
                           Des Moines, Iowa 50309

                           Attention: General Counsel

                  Any party may, by notice given in accordance with this Agreement to the other party, designate another address or person for receipt of notices hereunder.

                  12.02 Amendment. This Agreement may not be modified, changed, discharged or terminated, except by an instrument in writing signed by an authorized officer of each of the parties hereto.

                  12.03 Counterparts. This Agreement may be executed by the parties hereto in separate counterparts, each of which when so executed and delivered shall be an original, but all such counterparts shall together constitute one and the same instrument. Each counterpart may consist of a number of copies hereof each signed by less than all, but together signed by all of the parties hereto.

                  12.04 No Third Party Beneficiaries. Except as otherwise specifically provided for herein, nothing in this Agreement is intended or shall be construed to give any Person, other than the parties hereto, their successors and permitted assigns, any legal or equitable right, remedy or claim under or in respect of this Agreement or any provision contained herein.

                  12.05 Assignment. This Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors, permitted assigns and legal representatives. Neither this Agreement, nor any right hereunder, may be assigned by either party (in whole or in part) without the prior written consent of the other party hereto.

                  12.06 Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the state of Nebraska, without giving effect to the principles of conflicts of laws thereof.

                  12.07 Construction. Each party has participated to a significant degree in the drafting and preparation of this Agreement. No provision of this Agreement shall be construed against any party on the basis of that party being the "drafter."

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                  IN WITNESS WHEREOF, Seller and Purchaser have executed this
Agreement as of the Effective Date.

Ameritas Variable Life Insurance Company  Acacia National Life Insurance Company

By:____________________________________   By:  _______________________________
         William J. Atherton, President        Charles T. Nason, Chairman &
                                               Chief Executive Officer

Attest:                                   Attest:

By:  __________________________________   By:  _______________________________
         Donald R. Stading                Printed Name:_______________________
Title:  _________________________________ Title:  ____________________________


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
                                    EXHIBIT A
             to Asset Transfer Agreement, Coinsurance Agreement and
        Assumption Reinsurance Agreement, each dated as of April 1, 2002

                                   DEFINITIONS

"180-Day Treasury Rate" means the annual yield rate, on the date to which the 180-Day Treasury Rate relates, of actively traded U.S. Treasury securities having a remaining duration to maturity of six months, as such rate is published under "Treasury Constant Maturities" in Federal Reserve Statistical Release H.15(519).

"1940 Act" means the Investment Company Act of 1940, as amended, and all rules and regulations thereunder.

"Accrued Liabilities" has the meaning set forth in Section 2.03(b) of the Asset Transfer Agreement.

"Affiliate" means, with respect to any Person, at the time in question, any other Person controlling, controlled by or under common control with such Person.

"Annual Rate" means the value of r in the expression (1 + r)n/365 - 1, where "n" is equal to the number of days for which interest is to be computed and the result of the expression is the interest factor for computing the applicable interest amounts.

"Annual Statement" means the NAIC Annual Statement Blank filed with the District of Columbia for the applicable year(s).

"Applicable Law" means any federal, state, local or foreign law (including common law), statute, ordinance, rule, regulation, order, writ, injunction, judgment, permit, governmental agreement or decree applicable to a Person or any such Person's subsidiaries, properties, assets, or to such Person's officers, directors, managing directors, employees or agents in their capacity as such.

"Asserted Liability" has the meaning set forth in Section 10.02 of the Asset Transfer Agreement.

"Asset Transfer Agreement" means the Asset Transfer Agreement entered into by and between Purchaser and Seller dated as of April 1, 2002.

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"Assumption Date" means that date with respect to particular policies on which the assumption reinsurance of the particular policies becomes effective pursuant to a Certificate of Assumption and relevant state law.

"Assumption Reinsurance Agreement" means the Assumption Reinsurance Agreement between Purchaser and Seller in the form of Exhibit D to the Asset Transfer Agreement.

"Books and Records" means all records and all other data and information (in whatever form maintained) in the possession or control of Seller and relating primarily to the Business as currently conducted, including administrative records, claim records, policy files, sales records, files and records relating to regulatory matters, reinsurance records, underwriting records and accounting records, but excluding any Tax Returns and work papers; provided, however, that if any such financial or accounting records contain information which does not relate to the Business, such information shall not constitute "Books and Records".

"Business" has the meaning set forth in the preamble.

"Business Day" shall mean each day on which a valuation of the Seller Separate Accounts is required by Applicable Law or the terms of the Policies, which as of the Effective Date of these agreements was each day that the New York Stock Exchange is open for trading.

"Certificates of Assumption" has the meaning set forth in Article III of the Assumption Reinsurance Agreement.

"Claims Notice" has the meaning set forth in Section 10.02 of the Asset Transfer Agreement.

"Closing" means the closing of the transactions provided for in the Asset Transfer Agreement, which shall include the execution and delivery of each of the Related Agreements.

"Closing Balance Sheet" means the closing balance sheet set forth as Exhibit B to the Asset Transfer Agreement, as described in Section 2.02 of such agreement.

"Closing Date" means the first day of the month following the month in which the last of the conditions set forth in the Asset Transfer Agreement has been satisfied or waived in writing, or such other date as the parties may agree to in writing; provided, however, if such date is not a Business Day, the Closing Date shall be the immediately succeeding Business Day.

"Closing Material Adverse Effect" means a material adverse effect on the financial condition and results of operations of the Business taken as a whole; provided, however, that the following shall be excluded from the definition of "Closing Material Adverse Effect" and from any determination as to whether a Closing Material Adverse Effect has occurred or may occur: (i) any adverse change or effect that is caused by or that arises out of conditions affecting the economy or financial, banking, currency or capital markets in general; (ii) any adverse change

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or effect that is caused by or that arises out of conditions affecting the life insurance industry, the variable insurance products industry or the insurance or financial services industry generally; (iii) any adverse change or effect that is caused by or that arises out of any downgrade or potential downgrade of the financial strength, claims paying ability, insurance or other ratings of Seller or any of its Affiliates; and (iv) any adverse change or effect resulting from the announcement or the pendency of the transactions contemplated by the Asset Transfer Agreement.

"Code" means the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

"Coinsurance Agreement" means the Coinsurance Agreement between Purchaser and Seller in the form of Exhibit C to the Asset Transfer Agreement.

"Consideration Amount" has the meaning set forth in Section 2.01 of the Asset Transfer Agreement.

"Contractholder Notices" has the meaning set forth in Article III of the Assumption Reinsurance Agreement.

"Contractholders" means owners of the Policies.

"DAC Tax Credit" means the present value at a 12% discount rate of the unamortized portion of the capitalized policy acquisition expenses under Section 848 of the Code at April 1, 2002 on the Business times the maximum applicable marginal corporate federal income tax percentage (35%), as set forth in Section 11 of the Internal Revenue Code.

"Effective Date" means April 1, 2002.

"Enforceability Exceptions" has the meaning set forth in Section 3.02 of the Asset Transfer Agreement.

"Exchange Act" means the Securities Exchange Act of 1934, as amended.

"Extra Contractual Obligations" shall mean all liabilities and obligations for consequential, extra-contractual, exemplary, punitive, special or similar damages (other than those arising under the express terms and conditions of the Policies) which arise from any real or alleged act, error or omission, whether or not intentional, in bad faith or otherwise, including, without limitation, any act, error or omission relating to (1) the marketing, underwriting, production, issuance, cancellation or administration of the Policies, (2) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Policies, or (3) the failure to pay or the delay in payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Policies.

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"Final Balance Sheet" has the meaning given in Section 2.03(c) of the Asset
Transfer Agreement.

"General Account" means the General Account of Seller.

"General Account Reserves" means the General Account statutory reserves of Seller with respect to the Policies determined pursuant to SAP, as such reserves would have been included in [lines 10.1, 10.2 or 10.3] of the Liabilities, Surplus and Other Funds page of the NAIC Annual Statement Blank (2001 format), including any general account statutory reserve adjustments in relation to Separate Account Liabilities.

"GAAP" shall mean generally accepted accounting principles consistently applied throughout the specified period and in the comparable period in the immediately preceding year.

"Governmental Entity" means any foreign, federal, state, local, municipal, county or other governmental, quasi-governmental, administrative or regulatory authority, body, agency, court, tribunal, commission or other similar entity (including any branch, department, agency or political subdivision thereof).

"Governmental Order" means any legally binding order or directive issued by a Governmental Entity.

"Income Tax" means any Tax that is, in whole or in part, based on or measured by gross or net income or gains.

"Indemnity Cap" shall have the meaning set forth in Section 10.01(a) of the Asset Transfer Agreement.

"Indemnity Threshold" means $50,000.

"Knowledge of Purchaser" or similar words or phrases means the actual knowledge of any director, officer, manager or supervisor of Purchaser or such knowledge which should have been obtained by any such individual in the normal course of performing the duties attendant to his or her position.

"Knowledge of Seller" or similar words or phrases means the actual knowledge of any director, officer, manager or supervisor of Seller or such knowledge which should have been obtained by any such individual in the normal course of performing the duties attendant to his or her position.

"Lien" means any lien, pledge, security interest, encumbrance, restriction, easement, limitation, claim, charge or defect of title; provided that such term shall not include restrictions imposed by any applicable insurance holding company act or state or federal securities laws.

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"Losses" and individually "Loss" has the meaning set forth in Section 10.01(a)
of the Asset Transfer Agreement.

"Novated Contracts" shall mean Policies assumed by Purchaser under the Assumption Reinsurance Agreement, as defined in Article III thereof.

"Permits" means all licenses, permits, orders, approvals and non-disapprovals, registrations, authorizations, qualifications and filings with and under all federal, state, local or foreign laws and governmental or regulatory bodies.

"Permitted Liens" mean, as to any asset, means each of the following: (i) Liens for Taxes, assessments and governmental charges or levies not yet due and payable or which are being contested in good faith; (ii) Liens imposed by law, including without limitation materialmen's, mechanics', carriers', workmen's and repairmen's liens and other similar liens arising in the ordinary course of business; (iii) pledges or deposits to secure obligations under workers' compensation laws or similar legislation or to secure public or statutory obligations; (iv) Liens related to deposits to secure policyholders' obligations as required by the insurance departments of the various states; (v) Liens that do not in the aggregate materially detract from the value or materially interfere with the present or reasonably contemplated use of such asset in the Business; and (vi) minor survey exceptions, reciprocal easement agreements and other customary encumbrances on title to real property.

"Person" means any individual, corporation, limited liability company, partnership, limited partnership, firm, joint venture, association, joint-stock company, trust, unincorporated organization, governmental, judicial or regulatory body or other entity.

"Policy Account" shall mean, for each Policy, an amount equal to the account value thereof invested on a variable basis and held by Seller in the Seller Separate Accounts.

"Policy Liability" or "Policy Liabilities" shall mean the liability of the Seller based upon or arising out of the express written terms of the Policies, but shall not include any Extra Contractual Obligations based on acts, errors or omissions by the Seller or any of its officers, employees, agents or representatives (including any Person performing services, including without limitation administrative or management services, for Seller prior to the Closing Date), and any attorneys' fees incurred by the Seller related to such Extra Contractual Obligations. Without limiting the foregoing, the term "Policy Liabilities" shall include, without limitation, any and all of the Seller's liability:

(1) For liabilities and obligations in respect of the Policies, including Extra Contractual Obligations based on acts, errors or omissions by the Purchaser or any of its officers, employees, agents or representatives (including any Person performing services, including without limitation administrative or management services, for Purchaser with

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         respect to the Business on and after the Closing Date), and any attorneys' fees incurred by the Seller related to such liabilities and obligations; and

(2) For premium Taxes arising on account of premiums received by the Seller in respect of the Policies and remitted to the Purchaser or otherwise received by the Purchaser at or after the Effective Date (paid to Seller as an agreed-upon ceding allowance pursuant to the Coinsurance Agreement); and

(3) For non-amortizable guaranty fund assessments and similar charges imposed based upon premiums paid with respect to the Policies; and

(4) For returns or refunds of premiums (irrespective of when due) under the Policies payable at or after the Effective Date; and

(5) For commission payments and other compensation, if any, payable to or for the benefit of agents and brokers arising on account of premiums received by the Seller in respect of the Policies and remitted to the Purchaser or otherwise received by the Purchaser at or after the Effective Date (paid to Seller as an agreed-upon ceding allowance pursuant to the Coinsurance Agreement); and

(6) For all liabilities (other than Extra Contractual Obligations) arising out of any changes to the terms or conditions of the Policies mandated by Applicable Law; and

(7) For all unclaimed property liabilities arising under or relating to the Policies; and

(8) Any payments the Seller fails to collect under the Third Party Reinsurance Agreements; and

(9) For Policy claims incurred but not reported prior to the Effective Date and Policy claims in course of settlement as of the Effective Date.

"Policy" or "Policies" shall mean all binders, policies, endorsements, riders, certificates and other contracts of insurance and annuity contracts issued by the Seller that are either in force as of the Closing Date or issued thereafter at the request of Purchaser within one year of the Effective Date and are on forms identified in Exhibit C to the Coinsurance Agreement, a copy of which is attached as Schedule 1.01 to the Assumption Reinsurance Agreement, and which is made a part hereof by reference. Also included in the definition of "Policies" are any such insurance policies, certificates and contracts that have lapsed and that otherwise would be eligible for inclusion herein, subject to reinstatement pursuant to reinstatement procedures contained in such policies, certificates and contracts.

"Post-Effective Date Accounting" shall have the meaning set forth in Section
8.03 of the Coinsurance Agreement.

"Pre-Paid Items and Receivables" shall have the meaning set forth in Section 2.03(b) of the Asset Transfer Agreement.

"Purchaser" shall have the meaning set forth in the introductory paragraph of the Asset Transfer Agreement.

"Purchaser Existing Separate Accounts" means the separate accounts of Purchaser established in connection with Purchaser's Policies.

"Purchaser Extra Contractual Obligations" shall mean all liabilities and obligations for consequential, extra-contractual, exemplary, punitive, special or similar damages (other than those arising under the express terms and conditions of the Purchaser's Policies) which arise from any real or alleged act, error or omission, whether or not intentional, in bad faith or otherwise, including, without limitation, any act, error or omission relating to (1) the marketing, underwriting, production, issuance, cancellation or administration of the Purchaser's Policies, (2) the investigation, defense, trial, settlement or handling of claims, benefits, or payments under the Purchaser's Policies, or (3) the failure to pay or the delay in payment of benefits, claims or any other amounts due or alleged to be due under or in connection with the Purchaser's Policies.

"Purchaser Indemnitees" shall have the meaning set forth in Section 10.01(a) of the Asset Transfer Agreement.

"Purchaser Material Adverse Effect" means a material adverse effect on the financial condition and results of operations of the Purchaser's Business taken as a whole; provided, however, that the following shall be excluded from the definition of "Purchaser Material Adverse Effect" and from any determination as to whether a Purchaser Material Adverse Effect has occurred or may occur: (i) any adverse change or effect that is caused by or that arises out of conditions affecting the economy or financial, banking, currency or capital markets in general; (ii) any adverse change or effect that is caused by or that arises out of conditions affecting the life insurance industry, the variable insurance products industry or the insurance or financial services industry generally;
(iii) any adverse change or effect that is caused by or that arises out of any downgrade or potential downgrade of the financial strength, claims paying ability, insurance or other ratings of Purchaser or any of its Affiliates; and
(iv) any adverse change or effect resulting from the announcement or the pendency of the transactions contemplated by the Asset Transfer Agreement.

"Purchaser New Separate Accounts" means the separate accounts of Purchaser listed on Schedule 1.01(a) to the Asset Transfer Agreement, a copy of which is attached to the Assumption Reinsurance Agreement as Schedule 1.02.

"Purchaser's Business" means the variable annuity and variable life insurance policies issued by and in the name of Purchaser.

"Purchaser's Policies" means all binders, policies, endorsements, riders, certificates and other contracts of insurance and annuity contracts issued by and in the name of Purchaser that are in force as of the Closing Date.

"Purchaser Statutory Statements" has the meaning set forth in Section 4.09(a) of the Asset Transfer Agreement.

"Reinsurance Period" shall mean the period of time from the Effective Date through the termination of the Coinsurance Agreement.

"Related Agreements" means the Coinsurance Agreement and the Assumption Reinsurance Agreement.

"Related Assessment" has the meaning set forth in Section 3.01(a) of the Coinsurance Agreement.

"SAP" means statutory accounting practices prescribed or permitted by the insurance regulatory authorities of the District of Columbia or the State of Nebraska, as applicable.

"Securities Act" means the Securities Act of 1933, as amended, and all rules and regulations thereunder.

"Seller" shall have the meaning set forth in the introductory paragraph of the Asset Transfer Agreement.

"Seller Indemnitees" shall have the meaning set forth in Section 10.01(b) of the Asset Transfer Agreement.

"Seller Separate Accounts" means the separate accounts of Seller listed on
Schedule 1.01(b) to the Asset Transfer Agreement, a copy of which is attached to the Assumption Reinsurance Agreement as Schedule 1.03.

"Seller's Share" shall have the meaning set forth in Section 10.01(b) of the Asset Transfer Agreement.

"Separate Account Liabilities" means those Policy Liabilities that are reflected in the Seller Separate Accounts.

"Statutory Statements" has the meaning set forth in Section 3.10(a).

"Statutory Reserve" shall mean all reserves computed in accordance with statutory reserving requirements.

"Tax Return" means any return, declaration, report, claim for refund, or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.

"Taxes" (or "Tax" as the context may require) means all federal, state, county, local foreign and other taxes or withholding (including, without limitation, Income Tax, payroll and employee withholding, unemployment insurance, social security, premium, excise, sales, use, gross receipts, franchise, ad valorem, severance, capital and property taxes, and other governmental charges and assessments), and includes interest, additions to tax and penalties with respect thereto.

"Transferred Assets" means (i) the cash and securities referred to in Section
2.02 of the Asset Transfer Agreement; (ii) assets held in the Seller Separate Accounts that relate to the Policies and are equal to the Separate Account Liabilities as to which the Coinsurance Agreement and the Assumption Reinsurance Agreement are effected; (iii) the Policy loans and all of Seller's rights and interests under the Policies to receive principal and interest paid on Policy loans on or after the Closing Date; (iv) an amount equal to the Accrued Liabilities; (v) an amount equal to the DAC Tax Credit of $1,706,000; (vi) all of Seller's rights and interests to premiums due or to become due under or in connection with the Policies, premiums deferred and uncollected, premium adjustments and any premium amounts held, received or collected by Seller on or after the Effective Date, except to the extent any of the foregoing are included in the cash and securities referred to in Section 2.02 of the Asset Purchase Agreement; and (vii) Books and Records.

"Third Party Reinsurance Agreements" shall mean all reinsurance agreements to which the Seller is a party and pursuant to which it cedes a portion of its risk under the Policies (other than the Asset Transfer Agreement and the Related Agreements).

                                                                  Exhibit B

                          FORM OF CONTRACTHOLDER NOTICE

                     ACACIA NATIONAL LIFE INSURANCE COMPANY

                                                            ____________, 2002

[Contractholder address]

Re:      [Policy Number]
         [Name of Contractholder]

Dear Contractholder:

         Effective April 1, 2002, Ameritas Variable Life Insurance Company ("AVLIC") has agreed to become the insurer under the [life insurance/annuity] policy identified above, which was issued by Acacia National Life Insurance Company ("ANLIC"). We assure you that the provisions of your policy will remain exactly the same.

         The reason for this change is that ANLIC has decided to no longer market or be in the business of variable life and annuity policies. Because AVLIC specializes in this type of product, you can be assured of continued quality service. AVLIC has been writing variable life insurance since ________ and has a reputation of good products and service. Their people are insurance professionals who will work hard to please you. We think you will find it a pleasure to work with them.

         This assumption has been approved by the Departments of Insurance of the District of Columbia and the State of Nebraska, the insurance departments of the jurisdictions of domicile of ANLIC and AVLIC, respectively.

         Whenever you need assistance with your policy, please contact AVLIC directly.

                           Ameritas Variable Life Insurance Company
                           [address]
                           [phone]

         Any premium deposit or loan repayment should be directed to AVLIC at the above address and should be made payable to AVLIC.

         Enclosed with this letter is a Certificate of Assumption. Please read it carefully. This letter and the enclosed certificate should be filed with your policy for future reference.

         Thank you for the continued opportunity of serving you.

                                   Sincerely,

                                   Acacia National Life Insurance Company

                                   By:______________________________

                                                                    Exhibit C
                        FORM OF CERTIFICATE OF ASSUMPTION

                    AMERITAS VARIABLE LIFE INSURANCE COMPANY
                                 A Stock Company
                                    [address]

                            CERTIFICATE OF ASSUMPTION

                                [Contract Number]

         You are hereby notified that Ameritas Variable Life Insurance Company ("AVLIC") has, effective as of 12:01 a.m. on __________, 200_ (the "Effective Date"), assumed liability for your contract of insurance (your "Policy") with Acacia National Life Insurance Company ("ANLIC").

         From and after the Effective Date, all references in the Policy to ANLIC are hereby changed to AVLIC. AVLIC has assumed all rights and duties under your Policy. ANLIC no longer has any obligations to you under your Policy.

         Except for the substitution of AVLIC for ANLIC as your insurer, your rights and duties under your Policy will not change as a result of the assumption of your Policy.

         All correspondence and inquiries such as deposits, contract changes, and notices of claims should be submitted to AVLIC at the following address:

                    Ameritas Variable Life Insurance Company
                                 5900 "O" Street
                             Lincoln, Nebraska 68510

         The policyowner has given consent to this transaction by either payment of premium or by failing to send written notice of rejection to ANLIC or AVLIC within ten (10) days from the date of mailing of this Certificate of Assumption.

         This Certificate of Assumption, as of the Effective Date, forms a part of and should be attached to your Policy issued to you by Acacia National Life Insurance Company.

         IN WITNESS WHEREOF, AVLIC has caused this Certificate of Assumption to be duly signed and issued.

                  --------------------               --------------------
                      Secretary                            President

                                                                   Exhibit D

                                  FORM OF RIDER

                                      RIDER

Contract issued to:
                   ----------------------------------

Effective date of rider:  [Policy] Date
                        -----------------------------

Attached to and forming part of your [Policy/Contract] No. ___________ (herein called the "Contract") issued by Acacia National Life Insurance Company ("ANLIC")



         Your Contract will be assumed by AMERITAS VARIABLE LIFE INSURANCE COMPANY ("AVLIC") shortly after it receives approval for its policy form in the State of ____________________ and obtains any other required regulatory approvals for such assumption. Thereafter AVLIC will be the insurer and promptly after the effectiveness of such assumption it will issue a Certificate of Assumption in the form attached hereto.

         In the event that AVLIC does not obtain all such approvals, ANLIC will remain as your insurer and your Contract will remain with ANLIC.

         Nothing herein contained shall be held to vary, alter, waive or extend any of the terms, conditions, provisions, agreements or limitations of the Contract other than as above stated.

         IN WITNESS WHEREOF, ANLIC and AVLIC have each executed this Rider.

                                        ACACIA NATIONAL LIFE INSURANCE COMPANY

___________________________________     ________________________________________
         Secretary                               President


                                        AMERITAS VARIABLE LIFE INSURANCE COMPANY

___________________________________     ________________________________________
         Secretary                               President

                                  SCHEDULE 1.01

                                    Policies


Variable Annuities
------------------
8850 Allocator 2000
8888 Designer Unbundled

Variable Life
--------------
8010 Allocator 2000
8020 Executive Select - NQDC
8065 Regent 2000 - Survivorship

                                  SCHEDULE 1.02

                         Purchaser New Separate Accounts
                         -------------------------------


Ameritas Variable Separate Account VL

Ameritas Variable Separate Account VA

                                  SCHEDULE 1.03

                            Seller Separate Accounts
                            ------------------------


Acacia National Variable Life Insurance Separate Account I

Acacia National Variable Annuity Separate Account II